Table of Contents

                                                                                                                                                                                                                                                                  Exhibit 1.1

BY-LAWS OF

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

CHAPTER I

NAME, HEAD OFFICE, PURPOSE AND DURATION

ARTICLE 1 - COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO is a stock corporation with head offices and jurisdiction at Av. Brigadeiro Luís Antonio, No. 3142, in the City of São Paulo, Federative Republic of Brazil, hereinafter governed by these By-laws, by Law 6,404 dated December 15, 1976, as amended, and other applicable legal provisions.

ARTICLE 2 - The corporate purpose of the Company is the sale of manufactured, semi-manufactured or raw products, both Brazilian and foreign, of any type or species, nature or quality, provided that the sale of such products is not prohibited by law.

First Paragraph - The Company may also engage in the following activities:

a) manufacture, processing, exportation, importation and representation of products either on its own or through third parties;

b) international trade, including that involving coffee;

c) importation, distribution and sale of cosmetic products for hygienic or make-up purposes, toiletries, sanitary and related products and food supplements;

d) sale of drugs and medicines, pharmaceutical and homeopathic specialties, chemical products, accessories, dental care equipment, tools and equipment for surgery, production of chemical products and pharmaceutical specialties, with the possibility that such activities of the Company are specialized as Drugstore, Allopathic Drugstore, Homeopathic Drugstore or Manipulation Drugstore of each specialty;

e) sale of oil products, filling up of fuels of any kind, rendering of technical assistance services, garage, repair, washing, lubrication, sale of accessories and other similar services, of any vehicles;

f) sale of products, drugs and general veterinary medicines; veterinary office, clinic and hospital and pet shop with bath and shearing service;

g) rental of VCR tapes;

h) performance of photo, film and similar studio services;

i) execution and administration of real estate transactions, purchasing, promoting subdivisions and incorporations, leasing and selling real estate properties on the Company’s own behalf as well as for third parties;

j) acting as distributor, agent and representative of merchants and industrial concerns established in Brazil or abroad and, in such capacity, for consignors or on its own behalf acquiring, retaining, possessing and carrying out any operations and transactions in its own interests or on behalf of such consignors;

k) data processing services;

l) building and construction services of all kinds, either on its own behalf or for third parties, purchase and sale of construction materials and installation and maintenance of air conditioning systems, cargo loaders and freight elevators;

m) utilization of sanitary products and related products;

n) highway transportation of general freight for its own products, including warehousing and storage services;

o) general advertising, including for other connected fields, being duly observed any legal restrictions;

p) purchase, sale and distribution of books, magazines, newspapers, periodicals and similar products;

q) performance of studies, analysis, planning and markets research;

r) performance of market test for the launching of new products, packing and labels;

s) creation of strategies and analysis of "comportamento setorial de vendas", of special promotions and advertising;

t) provision of management services of food, meal, drugstore, fuel and transportation vouchers/cards and other cards resulting from the activities related to its corporate purpose; and

u) representation of other companies, both Brazilian and foreign, and participation in other companies irrespective of the form or object of same.

Second Paragraph - The Company may provide guarantees or collateral for business transactions of its interest, although it must not do so merely as a favor.

ARTICLE 3 - The Company’s term of duration shall be indefinite.

CHAPTER II

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CAPITAL STOCK AND SHARES

ARTICLE 4 - The Company Capital is six billion, one hundred six million, four hundred thirty-four thousand, four hundred ninety-two Brazilian reals and nine cents (R$ 6,106,434,492.09), fully paid in and divided into two hundred fifty-nine million, one hundred twenty-seven thousand, eight hundred twenty-five (259,127,825) shares with no par value, of which ninety-nine million, six hundred seventy-nine thousand and eight hundred fifty-one (99,679,851) are common shares and one hundred fifty-nine million, four hundred forty-seven thousand, nine hundred seventy-four (159,447,974) are preferred shares.”

First Paragraph - The shares of capital stock are indivisible in relation to the Company and each common entitles its owner to one vote at the General Shareholders' Meetings.

Second Paragraph - The shares shall be recorded in book-entry systems and be kept in deposit accounts on behalf of their holders with the authorized financial institution designated by the Company, without issuance of share certificates.

Third Paragraph – Shareholders can, at any time, convert common shares into preferred shares, since they are paid-up and observing the limit of article 5 below. Conversion requests should be sent in writing to the Executive Officers Committee (“Diretoria”). Conversion requests received by the Executive Officers Committee (“Diretoria”) should be ratified on the first Board of Directors’ meeting, since the conditions above are complied with.

Fourth Paragraph - The cost of the service of transferring the ownership of the book-entry shares charged by the depositary financial institution may be passed on to the shareholder, pursuant to the third paragraph of Article 35 of Law No. 6,404 dated 12/15/76, subject to the maximum limits established by the Brazilian Securities Exchange Commission ("Comissão de Valores Mobiliários").

ARTICLE 5 - The Company is entitled to issue new shares without maintaining proportion between types and/or classes of the existing shares, provided that the number of preferred shares shall not exceed the limit of 2/3 (two thirds) of the total issued shares.

First Paragraph - The preferred shares shall be entitled to the following privileges and preferences:

a) priority in the reimbursement of capital, in an amount calculated by dividing the Capital Stock by the number of outstanding shares, without premium, in the event of liquidation of the Company;

b) priority in the receipt of a minimum annual dividend in the amount of R$ 0.08 (eight cents of Real) per 1 (one ) preferred share, on a non-cumulative basis;

c) participation under equal conditions as the common shares in the distribution of bonus shares resulting from capitalization of reserves or retained earnings; and

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d) participation in the receipt of dividend as set forth in Article 35, IV, item "c" of these By-Laws, which shall be distributed for the common and preferred shares so as to for each preferred share shall be ascribed a dividend ten percent (10%) higher than the dividend assigned to each common share, pursuant to the provisions of Article 17, first paragraph, of Law No. 6,404/76, as amended by Law No. 10,303/01, including, for purposes of such calculation, in the sum of the total amount of dividends paid to the preferred shares, the amount paid as minimum dividend set forth in item "b" of this First Paragraph.

Second Paragraph - The preferred shares shall have no voting rights.

Third Paragraph - The preferred shares shall acquire voting rights in the event that the Company fails to pay the minimum or fixed dividends to which they are entitled according to these By-laws for a period of 3 (three) consecutive fiscal years, according to the provisions of first paragraph of Article 111 of Law No. 6,404/76. These voting rights will cease upon the payment of such minimum or fixed dividends.

ARTICLE 6 - The Company is authorized to increase its Capital Stock by resolution of the Board of Directors without the need to amendment the Company by-laws, up to the limit of 400,000,000 (four hundred million) shares, through issuance of new common or preferred shares, with due regard to the limit established in article 5 above.

First Paragraph - The limit of the Company’s authorized capital shall only be modified by decision of a General Shareholders Meeting.

Second Paragraph - Within the limit of the authorized capital and in accordance with the plan approved by the General Shareholders Meeting, the Company may grant stock options to the members of its management bodies or employees, or to individuals providing services to the Company.”

ARTICLE 7 - The issuance of shares, subscription bonuses or debentures convertible into shares, may be approved by the Board of Directors, with the exclusion or reduction of the term for the exercise of preemptive rights, as provided in Article 172 of Law No. 6,404/76.

Sole Paragraph - Except for the provision set out in the heading of this article, the shareholders shall be entitled to preemptive rights, in proportion to their respective equity interests, in the subscription of any Company’s capital increases, with the exercise of such right being governed by the legislation applicable thereto.

CHAPTER III

GENERAL SHAREHOLDERS MEETING

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ARTICLE 8 - The General Shareholders' Meeting is the meeting of the shareholders. The shareholders may participate at the General Shareholders' Meetings either in person or through attorneys-in-fact appointed as provided by law, in order to resolve upon the matters of interest of the Company.

ARTICLE 9 – The General Meeting shall be instated and chaired by the Board of Directors Chairman, in his absence, by the Chief Executive Officer and, in his absence, by an Officer appointed by the Board of Directors Chairman. The General Meeting shall be called by the Board of Directors Chairman and shall have the following attributions:

I – the amendment to the Company's By-laws;

II – the appointment and removal of members of the Company's Board of Directors at any time;

III – the appointment and removal of the Chairman of the Company's Board of Directors;

IV – the approval, annually, of the accounts and financial statements of the Company´s management, prepared by them;

V – the approval of any issuance of common or preferred shares up to the limit of the authorized capital, as provided in Article 6 above and/or any bonuses, debentures convertible into its shares or with secured guarantee or securities or other rights or interests which are convertible or exchangeable into or exercisable for its shares, or any other options, warrants, rights, contracts or commitments of any character pursuant to which the Company is or may be bound to issue, transfer, sell, repurchase or otherwise acquire any shares and the terms and conditions of subscription and payment;

VI – the approval of any appraisals of assets, which the shareholders may contribute for the formation of the Company's capital;

VII – the approval of any proposal for change the corporate form, amalgamation, merger (including merger of shares - incorporação de ações), spin-off or split of the Company, or any other form of restructuring of the Company;

VIII – the approval of any proposal for dissolution or liquidation of the Company, appointing or replacement of its liquidator(s);

IX – the approval of the accounts of the liquidator(s);

X – the establishment of the global annual compensation of the members of any management body of the Company, including fringe benefits;

XI – the approval or the amendment of the annual operating plan;

XII – the approval of any agreement or the amendment in any agreement, directly or indirectly, between the Company and/or its affiliates and any of its controlling shareholders or their relatives, members of its management bodies or any of its controlled companys and affiliates thereto, exception made to those executed in the ordinary course of business, which should be contracted at arms length (market conditions);

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XIII – the purchase, sale, disposal of or creation of lien on any asset of the Company or any other investment by the Company in an individual amount or cumulated over a fiscal year in excess of the amount in Reais equivalent to US$ 100,000,000.00 (one hundred million U.S. Dollars) or in excess of an amount equal to 6% (six per cent) of the net worth (“patrimônio líquido”) of the Company as determined in its latest annual balance sheet, whichever is the higher;

XIV - the approval of request by the Company of self-bankruptcy or of protection under any bankruptcy or reorganization law;

XV – the approval of any delisting of shares of the Company for trading on stock exchanges or filing for new listings;

XVI –the approval of any change in the Company's dividend policy;

XVII - the approval of any financial arrangement, including the lending or borrowing by the Company of funds and the issuance of non-convertible debentures, in excess of an individual amount equal to two (2) times EBITDA of the preceding twelve (12) months; and

XVIII - the approval of any joint venture of the Company with a third parties involving an individual investment or cumulated over a fiscal year in excess of the amount in Reais equivalent to US$ 100,000,000.00 (one hundred million U.S. Dollars) or in excess of an amount equal to six (6) percent of the net worth (“patrimônio líquido”) of the Company as determined in its latest annual balance sheet, whichever is the higher.

ARTICLE 10 – Any resolution of the General Shareholders’ Meeting shall be taken by the approval of shareholders representing at least the absolute majority of the present shareholders entitled to vote, except if qualified quorum is required by law.

ARTICLE 11 – The Annual Shareholders’ Meeting shall have the attributions set forth in the law and shall take place during the first four months following the end of each fiscal year.

Sole Paragraph - Whenever necessary, the General Shareholders’ Meeting may be installed extraordinarily, and may be carried out subsequently with the Annual Shareholders’ Meeting.

CHAPTER IV

MANAGEMENT

ARTICLE 12 - The Company shall be managed by a Board of Directors and an Executive Officers Committee.

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First Paragraph - The term of office of the members of the Board of Directors and the Executive Officers Committee shall be up to 3 (three) years, reelection being permitted.

Second Paragraph - The Directors and the Executive Officers shall take office by signing their oaths in the Book of Minutes of the Board of Directors or of the Executive Officers Committee, as the case may be.

Third Paragraph - The term of office of the Directors and Executive Officers shall be extended until their respective successors take office.

Fourth Paragraph - The minutes of the meetings of the Board of Directors and of the Executive Officers Committee shall be record in the proper book, which shall be signed by the present Directors and Executive Officers, as the case may be.

Section I

Board of Directors

ARTICLE 13 - The Board of Directors shall consist of at least three (3) and no more than eighteen (18) members, all of whom must be shareholders of the Company, elected and removed by the General Shareholders' Meeting.

Sole Paragraph - Considering the provisions of article 14, in the event of absence or temporary absence of any Director, that Director shall appoint, in writing, him/her replacement  among the other Board members. In this case, besides his/her own vote, the Board Member who is to replace the temporarily absent or impeded Board Member, shall also cast the vote of the member replaced. In the event of permanent vacancy of a Director´s office, the Chairman shall call a General Shareholders’ Meeting within 15 (fifteen) days from the date of the occurrence of vacancy to fulfill such position permanently, until the end of the relevant term in office.

ARTICLE 14 - The Board of Directors shall have a Chairman, appointed by the General Shareholders' Meeting.

Sole Paragraph - In the event of absence of the Chairman of the Board of Directors, he shall appoint, in writing, other Director to replace him, who will perform the Chairman’s duties. In the event of permanent vacancy of the Chairman, any of the Directors shall call a General Shareholders’ Meeting within 15 (fifteen) days from the date of vacancy, for the appointment of the new Chairman of the Board of Directors in permanent manner, until the end of the relevant term in office.

ARTICLE 15 - The Board of Directors shall ordinarily meet at least five times every year, to review the financial and other results of the Company and to review and follow-up of the annual operating plan, and shall extraordinarily meet whenever necessary.

First Paragraph - The Chairman shall call the meetings of the Board of Directors, by his or her initiative or at the written request of any Director. Failure by the Chairman to call any meeting within 7 (seven) calendar days from the date of receipt of the request by any Director shall allow such Director to call the meeting.

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Second Paragraph – The calls for the meetings of the Board of Directors shall be made in writing, either by telex, facsimile or letter, at least 7 (seven) days prior to the date of each meeting, shall specify time and place and comprise a detailed agenda of the meeting. Any proposal of resolutions and all necessary documentation related thereto shall be at the Board of Directors disposal at the Company’s head office. The meetings shall be held regardless the respective call notice in case of attendance of all Directors in office at such time, or by the prior written consent of the absents Directors.

Third Paragraph – The presence of at least 10 (ten) members of the Board of Directors, including those represented according to the sole paragraph of articles 13 and 14 above, shall be required for the installation of a meeting of the Board of Directors.

Fourth Paragraph – The Chairman of the Board of Directors, in each meeting of the Board of Directors, may invite members of the Advisory Board of the Company as guests, who may express their opinions and participate in the discussions, without the right to vote.

ARTICLE 16 - The Board of Directors meetings shall be presided by its Chairman, or in its latter's absence, by other Director indicated by him.

Sole Paragraph – The resolutions of the Board of Directors shall be taken by majority of “ayes” cast by its members, and in case of a draw, the Chairman of the Board shall cast the tie braking vote, except as regards to the matters in which there is a conflict of interests, in which case the Chairman shall abstain from voting. Board members may partake of the meetings of the Board of Directors through e-conferencing, through video-conferencing or through any other means of electronic communications, being construed as attending the meeting and being required to confirm their vote through a written representation forwarded to the Chairman of the Board by letter, by facsimile or by e-mail right after the end of the meeting. Once said representation has been received, the Chairman of the Board shall have been fully empowered to sign the minutes of the meeting in the name of said board member.

ARTICLE 17 - The Board of Directors shall have an Executive Secretary, appointed by majority of the Directors, whose duties shall be defined in the meeting at which he is appointed.

ARTICLE 18 - In addition to the powers provided for in the applicable law, the Board of Directors shall have the powers to:

a) set forth the general guidelines of the Company's business;

b) appoint and remove the Executive Officers of the Company, establishing their duties and titles;

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c) supervise action of the Executive Officers of the Company, examine, at any time, the records and books of the Company, request information on agreements executed or to be executed and on any other acts or matters;

d) call the General Shareholders' Meeting;

e) issue an opinion on the report of the management, the accounts of the Executive Officers Committee and the financial statements of the Company;

f) approve the issuance of shares of any type or class up to the limit of the authorized capital and establish the respective price and payment conditions;

g) appoint and remove the independent public accountants;

h) issue an opinion on any and all proposals of the Executive Officers Committee to be submitted to the General Shareholders’ Meetings;

i) authorize the acquisition of shares of the Company for purposes of cancellation or maintenance in treasury;

j) develop, jointly with the Executive Officers Committee, and approve a profit sharing and additional benefits program for the members of the management bodies and for the employees of the Company (Profit Sharing Program);

k) define the share of Company's profits to be allocated to the Profit Sharing Program in due compliance with the applicable legal provisions, these By-laws and the Profit Sharing Program in effect at such time. The amounts expensed or accrued in each fiscal year by way of profit sharing in addition to granting option to purchase Company’s stock shall be limited up to 15% (fifteen per cent) of the profit recorded in each fiscal year after the pertinent deductions have been effected in accordance with Article 189 of Law No. 6404/76;

l) set forth the number of shares to be issued under the stock option plan previously approved by the General Shareholders Meeting, provided that the limit established in item "l" above is duly observed;

m) set up Committees, that shall be responsible for making proposals or recommendations and giving their opinions to the Board of Directors and set forth its respective attributions, in accordance with the provisions of these By-laws ;

n) approvethe acquisition, sale, disposal or creation of any lien on any asset, including any real estate, of the Company or any other investments made by the Company in an individual amount or cumulated over a fiscal year in excess of the amount in Reais equivalent to US$ 20,000,000.00 (twenty million U.S. Dollars) and up to the amount in Reais equivalent  to US$ 100,000,000.00 (one hundred million U.S. Dollars) or in excess of an amount equal to 1% (one percent) and up to 6% (six percent) of the net worth (patrimônio líquido) of the Company as determined in its latest annual balance sheet, whichever is the higher;

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o) approve any financial arrangement involving the Company, including the lending or borrowing of funds and the issuance of non-convertible and unsecured debentures, in excess of an individual amount equivalent to 0,5 (one half) and up to 2 (two) times EBITDA of the preceding 12 (twelve) months;

p) approve the joint venture of the Company with third parties involving an individual investment or cumulated over a fiscal year up to the amount in Reais equivalent to US$ 100,000,000.00 (one hundred million U.S. Dollars) or up to an amount equal to 6% (six percent) of the net worth (patrimônio líquido) of the Company as determined in its latest annual balance sheet, whichever is the higher to be submitted to the General Shareholders’ Meetings; and

q) approve any and all agreement or amendment in any agreement, directly or indirectly, between the Company and/or its affiliates and any of its controlling shareholders or their relatives, members of its management bodies and their affiliates, except from those matters under regular course of business, which shall be executed under market conditions (arms-length) to be submitted to the General Shareholders’ Meetings.

ARTICLE 19 – The Company shall have 3 (three) Special Committees, namely: (i) Human Resources and Compensation Committee; (ii) Financial Committee; and (iii) Development Sustainable Development Committee; which will be responsible for elaborating proposals or making recommendations to the Board of Directors, in their respective business areas. The Board of Directors may constitute other Committees in addition to those aforementioned.

First Paragraph - Each Special Committee shall be composed of no less than 3 (three) and up to 5 (five) members, for a term of office of 3 (three) years, reelection permitted . The members of each Special Committee shall be appointed by the Board of Directors, exclusively from among its members. The Board of Directors shall also appoint the Chairman of each Special Committee.

Second Paragraph - In the event of absence or temporary impediment of any member of any Special Committee, the absent member shall appoint, from among the other members of the Board of Directors, his or her replacement. In the event of vacancy, the Chairman of the Board of Directors shall call a General Meeting up to 7 (seven) days after the position has been confirmed verified vacant for the election of the new member of the Special Committee, until the end of the term of office. There is no prohibition against appointment of a member to more than one Special Committee during the same term of office.

Third Paragraph - The Special Committees shall hold meetings whenever called by the Chairman of Board of Directors, on his own initiative or per written request of any member of the Special Committees. Meetings of the Special Committees may be called by any member of the respective Committee whenever the Chairman of the Board of Directors does not respond to the request for call presented by said member within 7 (seven) consecutive days counting from the day of receipt of the request.

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Fourth Paragraph - The duties of each Special Committee shall be established by the Board of Directors.

Section II

Executive Officers Committee (“Diretoria”)

ARTICLE 20 - The Executive Officers Committee (“Diretoria”) shall be composed of at least two (2) and no more than fourteen (14) members, shareholders or not, resident in Brazil, appointed and removed by the Board of Directors, one (1) being the Chief Executive Officer and the others Executive Officers.

ARTICLE 21 –The Executive Officers shall be in charge of the general duties set forth in these by-laws and those establish by the Board of Directors and shall keep mutual corporation among themselves and assist each other in the performance of their duties and functions.

First Paragraph – The duties and titles of each Executive Officer, shall be established by the Board of Directors.

Second Paragraph - In the event of absences, occasional impairments and vacancy, the Executive Officers shall be replaced in the following manner:

a) in the event of absences and occasional impairments of the CEO, he shall be replaced by other Executive Officer indicated by him and in the event of permanent vacancy, the Board of Directors shall appoint the CEO’s substitute within 30 (thirty) days, who shall complete the term of office of the CEO;

b) in the event of absences and occasional impairments of the remaining Executive Officers, they shall be replaced by the CEO and, in the event of permanent vacancy, the Board of Directors shall appoint the Executive Officer’s substitute within 15 (fifteen) days, who shall complete the term of office of the substituted Executive Officer.

ARTICLE 22 - The Executive Officers Committee shall meet upon call of its CEO or of half of its Executive Officers in office.

Sole Paragraph - The minimum quorum required for the installation of a meeting of the Executive Officers Committee is the presence of at least 1/3 (one third) of the Executive Officers in office at such time. The resolutions of the Executive Officers Committee shall be approved by the majority of the votes. In the event of a tie in connection of any matter subject to the Executive Officers approval, such matter shall be submitted to the Board of Directors.

ARTICLE 23 - In addition to the duties that may be attributed to the Executive Officers Committee by the General Shareholders’ Meeting and by the Board of Directors, and without prejudice to the other legal duties, the Executive Officers Committee shall have the power to:

I - manage the Company’s business and ensure compliance with these by-laws;

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II – ensure that the Company’s purpose is carried out;

III - approve all plans, programs and general rules of operation, management and control for the development of the Company, in accordance with the guidelines determined by the Board of Directors;

IV - prepare and submit to the Annual Shareholders’ Meeting a report on the corporate business activities, including the balance sheet and financial statements required by law for each fiscal year, as well as the respective opinions of the Audit Committee, as the case may be;

V – guide all Company's activities under the guidelines set forth by the Board of Directors and appropriate to the fulfillment of its purposes;

VI – suggest investment and operating plans or programs to the Board of Directors;

VII - authorize the opening and closing of branches, agencies or depots and/or institute delegations, offices and representations in any location of the national territory or abroad;

VIII – render an opinion on any matter to be submitted to the Board of Directors approval; and

IX - develop and carry out, jointly with the Board of Directors, the Employee Profit Sharing Program.

ARTICLE 24 –The Chief Executive Officer, in particular, is entitled to:

a) plan, coordinate, conduct and manage all Company’s activities, as well as perform all executive and decision-making functions;

b) carry out the overall supervision of all Company’s activities, coordinating and guiding the other Executive Officers’ activities;

c) call, install and preside the meetings of the Executive Officers Committee;

d) coordinate and conduct the process of approval of the annual/pluriannual budget and of the investment and expansion plans together with the Board of Directors; and

e) suggest functions and respective candidates for the Executive Officers positions of the Company and submit such suggestion to the Board of Directors approval.

ARTICLE 25 - It is incumbent upon the Executive Officers to assist and support the CEO in the administration of the Company, in accordance with duties determined by the Board of Directors and perform all acts necessary for the regular Company’s activities, as long as these acts have been duly authorized by the Board of Directors.

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ARTICLE 26 - The Executive Officers shall represent the Company actively and passively, in court and outside courts and before third parties, performing and signing all acts that result in obligations to the Company.

First Paragraph – For the granting of powers-of-attorney, the Company shall be represented by 2 (two) Executive Officers, acting jointly, of whom one must always be the CEO or others Executive Officers to be appointed by the Board of Directors, and all powers-of-attorney shall a validity term, except for powers-of-attorney granted for judicial purposes, in addition to the description of the powers granted which may cover any and all acts, including those related to banking operations;

Second Paragraph - In case of acts that entail any kind of acquisition, sale, disposal or creation of any lien on any Company’s asset, including any real estate, as well as, for the granting of powers-of-attorney for the practice of such acts, the Company is required to be represented jointly by three (3) Executive Officers of whom one must always be the CEO and the others Executive Officers to be appointed by the Board of Directors.

Third Paragraph - The Company shall be considered duly represented:

a) jointly by two Executive Officers of whom one must always be the CEO or other Executive Officer to be appointed by the Board of Directors;

b) jointly by one Executive Officer to be appointed by the Board of Directors, and an attorney-in-fact, when so determined by the respective power-of-attorney and in accordance with the powers contained therein;

c) jointly by two attorneys-in-fact, when so determined by the respective power of attorney and in accordance with the powers contained therein;

d) solely by an attorney-in-fact or Executive Officer, in specific cases, when so determined by the respective power of attorney and in accordance with the powers contained therein.

CHAPTER V

ADVISORY BOARD

ARTICLE 27 - The Company may have an Advisory Board, on a non-permanent basis, with up to thirteen (13) members, shareholders or not, appointed by the General Shareholders’ Meeting.

First Paragraph - The members of the Advisory Board shall have a term of office of 3 (three) years, reelection being permitted, and may receive the compensation set forth by the General Shareholders’ Meeting.

Second Paragraph – The Advisory Board, when installed, shall meet ordinarily once every six months and extraordinarily whenever called by the Chairman of the Board of Directors.

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Third Paragraph - The call notices for the meetings of the Advisory Board shall appoint the agenda to be discussed, as well as the place, date and time of the meetings, and shall be sent by mail or facsimile, at least 5 (five) days prior to the meeting.

Fourth Paragraph - The resolutions of the Advisory Board shall be record in the proper book, which shall be signed by the present members.

ARTICLE 28 - It is incumbent upon the Advisory Board to:

a) recommend to the Board of Directors measures to be taken to ensure the preservation and development of Company business and activities; and

b) render opinion on any matters submitted to them by the Board of Directors.

CHAPTER VI

FISCAL COUNCIL

ARTICLE 29 – The Fiscal Council shall operate permanently and its members shall be annually appointed by the General Meeting.

First Paragraph - The members of the Fiscal Council and their alternates shall occupy their positions up to the first Annual Shareholders' Meeting held after their respective appointments, reelection permitted, and they shall remain in their positions until their successors take office.

Second Paragraph – At their first meeting, the members of the Fiscal Council shall elect its Chairman, who shall be responsible for enforcing the committee’s resolutions.

Third Paragraph - The Fiscal Council may request the Company to appoint qualified personnel to provide administrative and technical support.

ARTICLE 30 - The Fiscal Council shall be composed of no less than 3 (three) and up to 5 (five) effective members and the same number of alternates, residents in the country, shareholders or not, all of them qualified in accordance with the legal provisions.

First Paragraph – In the case of absence of impediment, the members of the Fiscal Council shall be replaced by their respective alternates.

Second Paragraph - In addition to cases of death, resignation, dismissal and other cases provided for by law, the position of the member shall be considered vacant when the member of the Fiscal Council is absent, without just cause, at 2 (two) consecutive meetings or 3 (three) non-consecutive meetings in the course of the year.

Third Paragraph - In the event of vacancy of the position of Fiscal Council member, if there is no alternate member, a General Meeting will be called to elect a member for the vacant position.

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ARTICLE 31 - The Fiscal Council shall have the powers and duties conferred upon it by law and the Internal Regulation of the Fiscal Council.

First Paragraph - The Fiscal Council holds quarterly general meetings and extraordinary meetings whenever necessary.

Second Paragraph - Meetings are called by the Chairman of the Fiscal Council on his own initiative or per written request of any of its members.

Third Paragraph - The resolutions of the Fiscal Council shall be made by absolute majority vote of those in attendance. In order for a meeting to be instituted, the majority of the members must be present.

Fourth Paragraph - The members of the Fiscal Council shall participate in the committee’s meetings by telephone or video conference call, or any other electronic means of communication, and shall be considered present at the meeting. Immediately after the meeting is over, the members must confirm their votes through a written declaration sent to the Chairman of the Fiscal Council by conventional mail, fax, or electronic mail. Upon receipt, the Chairman of the Fiscal Council shall be empowered to sign the minutes of the meeting on behalf of its members.

ARTICLE 32 - The compensation of the members of the Fiscal Council shall be fixed by the General Shareholders' Meeting in which they are appointed, with due observance of the legal limit.

CHAPTER VII

CORPORATE YEAR AND FINANCIAL STATEMENTS

ARTICLE 33 - The fiscal year ends on December 31 of each year, when the balance sheet and financial statements required by applicable law shall be prepared.

ARTICLE 34 - The Company may, at the discretion of the Executive Officers Committee, prepare quarterly or semi-annual balance sheets.

CHAPTER VIII

PROFIT DESTINATION

ARTICLE 35 – Upon the preparation of the balance sheet, the following rules shall be observed with respect to the distribution of the profits:

I - from the profits of the fiscal year shall be deducted, before any allocation of net income, the accumulated losses and the provision of the income tax;

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II - After deducting the portions described in item I above, the portion to be distributed in the form of employee profit sharing shall be deducted, as determined by the Board of Directors, in compliance with the Profit Sharing Program and under the terms and according to the limits provided in items "j" and "k" of Article 18 herein;

III - in due compliance with the terms and limits established in paragraphs of Article 152 of Law No. 6404/76 and the limit established in item “k” of Article 18 herein, the amount corresponding to the managers in the Company’s profits shall be deducted, as determined by the Board of Directors, in compliance with the Profit Sharing Program;

IV - the remaining net profits shall have the following destination:

a) 5% (five per cent) shall be allocated to the legal reserve fund until such reserve reaches the limit of 20% (twenty per cent) of the Capital Stock;

b) amounts to the formation of the reserve for contingencies reserve, if so decided by the General Shareholders’ Meeting;

c) 25% (twenty five per cent) shall be allocated to the payment of the mandatory dividends pursuant to First Paragraph below, in accordance with the provisions contained in first and second paragraphs of Article 5 herein;

d) the profit not provisioned in the reserve described in Second Paragraph below and not allocated in accordance with the provisions of Article 196 of Law No. 6404/76 shall be distributed as additional dividends.

First Paragraph –The mandatory dividends shall be calculated and paid in accordance with the following rules:

a) the basis for calculation of the dividends payable shall be the net profit of the fiscal year, less the amounts allocated to the legal reserve and the contingency reserves and plus the amount obtained from the reversion of the reserves of contingencies formed in the previous fiscal year;

b) the payment of the dividend calculated in accordance with the provisions of the previous item may be limited to the amount of the net profit effectively realized of the fiscal year for that has ended pursuant to the law, provided that the difference is registered as reserve for profits to be realized;

c) the profits registered in the reserve for profits to be realized, when accrued and if such profits have not been absorbed by the losses in the subsequent fiscal years, shall be increased to the first declared dividends after such realization.

Second Paragraph – It is hereby created, the Reserve for Expansion, which purpose shall ensure resources for financing additional investments in fixed assets and working capital and to which shall be allocated up to 100% of the remaining profits after the deductions and destinations established in items "a", "b" and "c" of item IV above. The total amount provisioned in such reserve shall nor exceed the total amount of the Company’s Capital Stock.

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Third Paragraph - If duly authorized by the Board of Directors, the Company may elect to distribute interim dividends, ad referendum by the General Shareholders’ Meeting.

Fourth Paragraph - The Company may elect to pay or credit interests as remuneration of its own capital calculated on the accounts of the net worth, in due observance of the rate and limits determined by law.

ARTICLE 36 – The amount of dividends shall be placed at the shareholders disposition within a maximum term of 60 (sixty) days as from the date of their allotment, and may be monetarily adjusted, if so determined by the Board of Directors, subject to the applicable legal provisions.

ARTICLE 37 - The financial statements and accounts of the Company shall be audited on an annual basis by internationally recognized independent accountants.

CHAPTER IX

LIQUIDATION

ARTICLE 38 - The Company shall be liquidated in the cases provided by law, and the General Shareholders’ Meeting shall determine the form of liquidation, appoint the liquidator and the members of the Fiscal Council, which shall operate during the liquidation, and establish their compensation.

CHAPTER X

FINAL PROVISIONS

ARTICLE 39 – The values in U.S.Dollars mentioned herein shall be exclusively used as reference for monetary update and shall be converted in Reais using the average exchange rate for the U.S. Dollar published by the Central Bank of Brazil.

ARTICLE 40 - The cases not regulated in these by-laws shall be solved in conformity with current applicable legislation.

ARTICLE 41 - The present by-laws shall come into effect as of the date of its approval by the General Shareholders Meeting.”

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